PLEDGE AGREEMENT

SMITH BARNEY INC.
388 GREENWICH STREET--18TH FL.
NEW YORK, NY 10013
ATTN:  LOUIS A. KOKAHAIS, SVP
EXECUTIVE FINANCIAL SERVICES DEPARTMENT


     This agreement made the 1st day of September 1998, between Ted Deikel residing at 27960 Smithtown Road, Shorewood, MN 55331 (the Pledgor), and Smith Barney Inc. (the Pledgee).

     In consideration of Pledgee's initial extension of the loan made by the Pledgee to the Pledgor in the sum of $16,365,000.00 and in consideration of the Pledgee accepting for the Pledgor one or more accounts in Smith Barney Inc., at the election of the Pledgee, the Pledgor agree(s) to the following:

1.   PLEDGE AGREEMENT CONTROLLING

     A form of "client agreement" between the Pledgor and the Pledgee dated September 1, 1998 and executed by the Pledgor is hereby incorporated by reference as a part of this agreement ("Pledge Agreement") except that in the event of conflict, the express terms of the Pledge Agreement shall prevail over any contrary terms in the customer agreement.

2.   PLEDGE

     The Pledgor agrees to pledge the securities hereinafter mentioned to the Pledgee as security for the repayment of the aforementioned loan.

3.   DELIVERY OF THE SECURITIES PLEDGED

     The Pledgor herewith delivers to the Pledgee the following collateral, duly endorsed in blank:

     3,127,750 shares of the common .01 par value (class) of Fingerhut Companies (the Corporation) represented by certificate(s) _________ (the Collateral).

4.       MANNER IN WHICH THE PLEDGED SECURITIES WERE OBTAINED
         AND FULLY PAID FOR

     The Pledgor represents that he obtained the securities pledged herein as follows:

     (a) acquired on 2,203,146 9/1/98; 1,113,866 12/24/92

     (b) fully paid for on 9/1/98 and 12/24/92

     (c) nature of acquisition--option exercise

5.   NUMBER OF SHARES OWNED BY PLEDGOR

     The Pledgor represents that:

          (a) the total number of shares that he owns of the class of security of the Corporation hereby being pledged is 6.015%; and

          (b) the total number of all other classes of the securities of the Corporation owned by the Pledgor is 189,262, common stock 239-43941-1-4 167,444, common stock 239-46722-1-2 21,818.

6.   DIVIDENDS AND SPLITS

     The Pledgor:

          (a) shall be entitled to receive all cash dividends paid by the Corporation to its security holders during the term of the loan, unless such cash dividend or payment represents a dividend or payment resulting from a corporate restructuring, reorganization or like corporate event; and

          (b) shall not be entitled to receive any stock dividends or stock split of any type declared, granted or made by the Corporation during the term of the loan and Pledgor shall pay over and deliver such distribution to the Pledgee unless Pledgee shall have received such distribution directly from the Corporation.

7.   SALES BY PLEDGOR

     The Pledgor represents to the Pledgee that during the last three months he, or any person(s) who Pledgor must aggregate his sales with under applicable SEC regulations,

          (a) has sold 533,853 shares of Corporation to Fingerhut for taxes on 9/1/98 exercise; and

          (b) has sold 0 convertible securities which are convertible into the shares of the Corporation.

     In addition, the Pledgor and such person(s) currently have no sale orders open with any broker and that he and they will not place any such sale orders to sell shares of the Corporation or such convertible securities without the express written consent of the Pledgee.

8.   NO SHARES PLEDGED ELSEWHERE

     The Pledgor further represents that there are no shares of the Corporation that the Pledgor, or any person(s) whose sales must be aggregated with Pledgor's under applicable SEC regulations, which are currently pledged as security for the payment of a loan elsewhere, and that he and they will not pledge any shares of the Corporation as security for the repayment of a loan elsewhere without the express written consent of the Pledgee.

9.   REDUCED LINE OF CREDIT

     In the event of a sale of any class of security of the Corporation by or on behalf of the Pledgor or a party specified in paragraph 8, the Pledgor agrees and acknowledges that the Pledgee may reduce the line of credit given pursuant to this Pledge Agreement in the same proportion as the number of shares sold bears to the number of shares carried in all accounts with the Pledgee to secure a line of credit immediately prior to such sale. However, the preceding sentence, notwithstanding, if the applicable margin maintenance requirements would preclude such a line of credit after such sale, the line of credit shall be reduced below the maximum line of credit permitted by such margin maintenance requirements.

10.  ADDITIONAL COLLATERAL TO MEET MARGIN CALLS

     The Pledgor may not meet margin calls by depositing additional Rule 145, control, restricted or shelf registered securities into the account without the prior express written consent of the Pledgee. The Pledgor guarantees that all pledged shares sold to satisfy outstanding margin calls will readily transfer into "street name" in good deliverable form.

11.  INTERCHANGEABLE TERMS

     Wherever the term "his" or "he" is used herein, it shall be deemed to refer to "her", "she" or "they" where applicable.

12.  HEADINGS ARE DESCRIPTIVE

     The heading of each provision hereof is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations set forth in each such provision.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hand(s) the day and year first above written.

DATED:                              ACCOUNT NO:
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                                    BY:
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ACCEPTED & AGREED:
SMITH BARNEY INC.

BY:
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